Exhibit 99.1

Team Pega:

I’m excited to share a great update. Today the Court of Appeals of Virginia issued a long-anticipated decision throwing out the $2 billion award - an award that we believe was never rational. As the unanimous decision stated, ‘the trial court committed a series of errors that require us to reverse the judgment as to Appian’s trade secret claims.’

The ruling supports our view that the verdict was a result of a flawed trial on many fronts, including that we were prevented from showing that our software never adopted any Appian supposed trade secrets. As we’ve said from the beginning, the overturned judgment had the structural integrity of a skyscraper of cards, so it is no surprise it has collapsed. We applaud the court for seeing through Appian’s tactics to prevent the jury from hearing critical facts in this case.

This is a great outcome, however we expect Appian to appeal the decision. Appian would have to overcome numerous, thorough, and well-reasoned grounds for overturning the appeal decision.

The team’s intense focus on continued innovation and client success was fully in evidence at PegaWorld iNspire, where we showcased our most recent transformative technology through hundreds of demos, client presentations, and hands-on experiences. As we look ahead, we remain committed to bringing this passion and momentum into years to come and continuing to do what we do best – help our clients solve problems fast and transform for tomorrow.

Today we issued a public statement announcing this great decision. If you get questions from clients or partners, please feel free to pass along this email.

If you need help answering any questions, send them to questions@pega.com and we will get back to you as soon as possible. Also given the public attention this continues to receive, if you receive a media inquiry about the recent court decision or the litigation more broadly, please forward to Lisa Pintchman [lisapintchman.rogers@pega.com] or Sean Audet [sean.audet@pega.com].

Your ongoing focus and commitment to Pega, our clients, partners, and each other is appreciated by the leadership team. Thank you for your continued support.

Best,

Ken

Ken Stillwell | Chief Operating Officer and Chief Financial Officer | Pegasystems Inc.